Exhibit 99.1

FOR IMMEDIATE RELEASE

RIDGESTONE RESOURCES ANNOUNCES STOCK TICKER SYMBOL CHANGE TO REFLECT NEW CORPORATE NAME

San Francisco, California – August 22, 2008 – RidgeStone Resources, Inc. (OTCBB: RSRS) has completed a name change and symbol change. Effective Monday, August 25, 2008, the Company’s stock ticker will change from RSRS to the new ticker symbol of GCHK. Shareholders are advised to take note of this change.

About GreenChek

GreenChek Technology Inc. (www.greenchektech.com) is based in San Francisco, California. GreenChek manufactures and distributes hydrogen injection technology which is primarily focused on mobile transportation applications, as well as stationary power generation applications. GreenChek provides innovative world class mobile Greenhouse Gas (GHG) emissions reduction technology, while greatly enhancing fuel economy for the mobile transportation industry. GreenChek’s Onboard Hydrogen Generation and Injection (OHGI) technology is positioned to occupy the pre-eminent position in the emerging market for emissions reduction technology and fuel economy enhancement. GreenChek has operations in the United States, Canada, Asia and Europe.

Contact:

Windfall Communications, LLC
Trevor Justus
866.590.6589

Safe Harbor Statement

Statements in this press release regarding RidgeStone’s products, services, capabilities, performance, opportunities, development and business outlook that are forward-looking involve and are subject to known and unknown risks, uncertainties and other factors, some of which are beyond RidgeStones's control and difficult to predict, and could cause actual results to differ materially from those anticipated, expressed or forecasted in the forward-looking statements. Such risks and uncertainties may include, but are not limited to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing Ridgestone's products and services, ability to manufacture and deploy Ridgestone's products, lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, availability of raw materials, subassemblies and components, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the emissions reduction industry and the global economy, compliance with federal and state regulatory requirements, timing, availability and success of new technology and product introductions and the other factors discussed in Ridgestone's filings with the Securities and Exchange Commission.